Exhibit 99.1

Financial Contact:     Mimi Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO NAMES DAVID BAXTER HEAD OF LIDS SPORTS GROUP

NASHVILLE, Tenn., May 12, 2016 --- Genesco Inc. (NYSE: GCO) announced that David Baxter has been appointed president and chief executive officer of its Lids Sports Group and a Senior Vice President of Genesco, effective June 1, 2016.

Baxter’s career spans multiple segments of the sports and licensed apparel industry.   From 2006 to 2014, he served as president, Sports Licensed Division, adidas/Reebok. Following the acquisition of Reebok by adidas, he was responsible for overseeing all of adidas' and Reebok’s sports licensed business with the NBA, MLS, NHL, WNBA, and NCAA partners. Starting in 2010, he also served as vice president, Sports Performance, adidas America. He joined Reebok in March 2001 as senior vice president and chief operating officer of OnField before being promoted to president of OnField in October 2002.  With the merger of Reebok’s two apparel groups, OnField and Reebok Apparel, in October 2003, he was named to the position of president of Reebok Apparel.

Robert J. Dennis, Genesco chairman, president, and chief executive officer, said, "We are delighted that David Baxter has agreed to join Lids Sports Group, and believe that he is uniquely qualified to lead the company through the next phase of its growth as an omnichannel retailer.  David's deep knowledge of the licensed sports industry, his experience across both retail and wholesale, and his record of success in leading businesses and people, make him an ideal choice to lead the Lids Sports Group at this time. We view his industry experience as a valuable addition to the deep retail and merchandising experience that is the core of today’s Lids leadership team. During this time of industry transition, changes in the professional leagues' approach to merchandise licensing relationships are presenting new opportunities to licensed sports merchandise retailers and vendors alike.  I am pleased to welcome David to the Genesco management team."

Earlier in his career, Baxter held a number of management roles in sports-related retailers and wholesale consumer products companies.  He was twice named to Sports Business Journal's "40 Under 40" list of the most influential executives in the sports industry under the age of 40 and has also been listed in The Sporting News Power 100.

About LIDS Sports Group

Based in Zionsville, Ind., The LIDS Sports Group is a leading North American omni-channel sports licensed retailer comprised of the LIDS retail headwear stores, the Locker Room by LIDS specialty fan retail chain, the Internet businesses www.lids.com, and www.lids.ca. Collectively, the retail businesses make up more than 1,300 mall-based, airport, street level and factory outlet locations nationwide, and in Canada and Puerto Rico. LIDS retail stores offer officially licensed and branded headwear of collegiate teams, major professional sports teams, as well as other specialty fashion categories in the latest styles and colors. Locker Room by LIDS is a mall-based retailer of sports headwear, apparel, accessories, and novelties which also operates under the Seattle Team Shop, Buckeye Corner, Tiger Mania, Sports Fan-Attic and Jersey City (Canada) nameplates. Locker Room by LIDS also has locations in Macy's department stores throughout the United States. Most LIDS and Locker Room by LIDS stores offer custom embroidery capability that includes embroidered autographs of professional sports athletes. Additionally, the LIDS Clubhouse division operates team-specific professional sports and university

Exhibit 99.1

athletics retail stores and e-commerce sites. Lids Sports Group operates within Hat World Inc., a subsidiary of Genesco Inc.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,850 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, http://shop.neweracap.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.